EXHIBIT 3.1.1


                                  AMENDMENTS TO
                         CERTIFICATE OF INCORPORATION OF
                                 XOX CORPORATION

         THE UNDERSIGNED, being an authorized officer of XOX Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

         1. The name of the Corporation is XOX Corporation, which is the name under which the Corporation was originally incorporated; and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware was September 16, 1985;

         2. These Amendments to Certificate of Incorporation have been duly adopted and approved by resolutions passed by a majority of the Corporation's Board of Directors at a Board meeting held on April 3, 2003 and by resolution passed by a majority of the Corporation's stockholders at a special shareholder meeting held on April 9, 2003 in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware;

         3. The Corporation's Certificate of Incorporation shall be amended in that the First Section of the Corporation's Certificate of Incorporation shall be amended to read in its entirety as follows:

                  "FIRST: The name of the Corporation is Teledigital, Inc."

         4. The Corporation's Certificate of Incorporation shall be amended in that the first paragraph of Item 1 under the Fourth Section of the Corporation's Certificate of Incorporation shall be amended to read in its entirety as follows:

                  "FOURTH:

                  1. Shares of Stock. The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000. The par value of each of such shares is $0.025. These shares shall consist of 45,000,000 common shares and 5,000,000 shares of preferred stock. The Board of Directors is authorized to establish, in the manner provided by law, one or more classes or series of shares , and to fix the relative rights and preference of each such class or series."

         The undersigned has executed this Amendments to Certificate of Incorporation this 9th day of April, 2003, thereby acknowledging under penalties of perjury that the foregoing is the act and deed of the undersigned and that the facts stated therein are true.

                                        /s/ Richard L. Barnaby
                                        ----------------------------------------
                                        Richard L. Barnaby
                                        President and Chief Executive Officer of
                                        XOX Corporation